Contact:  Joseph M. Lively, Esq.
                                            Corporate Counsel
                                            (516 342-1515

FOR IMMEDIATE RELEASE
---------------------


                       ALCOHOL SENSORS INTERNATIONAL, LTD.
                       ANNOUNCES PREFERRED STOCK FINANCING


     Islandia, New York (September 30, 1997) - Alcohol Sensors International, Ltd. (ASI) (Nasdaq: ASIL), developers and marketers of safety devices including those that help prevent drinking and driving, today announced that it has raised gross proceeds of $3,000,000 from the private placement of 300 shares of Series B 8% Convertible Redeemable Preferred Stock (the "Preferred Stock") and a Warrant to purchase up to 50,000 shares of Common Stock of the Company. The Company intends to utilize the net proceeds from the private placement for working capital and general corporate purposes, including to fund the manufacture and marketing of the Company's next generation Sens-O-Lock alcohol sensor ignition interlock devices scheduled for introduction into the United Kingdom market.

     The Preferred Stock is convertible, at the option of the holder, into shares of the Company's Common Stock in accordance with a schedule specified in the designation of the Preferred Stock filed as an amendment to the Company's Certificate of Incorporation. The Preferred Stock is convertible into shares of Common Stock at a conversion price equal to the lower of (a) $4.03 or (b) 82.5% of the average closing bid price of a share of Common Stock over the ten consecutive trading days prior to conversion. Unless earlier converted, the Preferred Stock will be automatically converted into Common Stock on September 25, 1999.

     The Preferred Stock bears cumulative dividends at the rate of 8% per annum, payable in cash or shares of Preferred Stock, and due upon the conversion of the Preferred Stock into Common Stock. The Preferred Stock has no voting rights, except as required by law, and is subordinated to the Company's Series A Convertible Non-Redeemable Preferred Stock issued in December 1996.

     The Warrant has a term of five years and is exercisable at any time during its term at the price of $4.27 per share of Common Stock.

     The holders of Preferred Stock and Warrant have been granted certain registration rights under which the Company is required to file, no later than October 25, 1997, a registration statement on Form S-3 with the SEC with respect to the shares of Common Stock issuable upon conversion of the Preferred Stock and upon exercise of the Warrant, and to maintain such registration statement in effect for a period of at least two years, subject to certain terms and conditions.

     The Company markets and sells electronic after-market safety products, including a patent-pending line of ignition interlock devices to the corporate/commercial and individual markets under the Sens-O-Lock brand name. The Company's Sens-O-Lock equipment is designed to detect, evaluate and assist in the prevention of an alcohol impaired driver from operating a vehicle. The Company intends to distribute the Sens-O-Lock devices through a network of authorized dealers and distributors who will be responsible for the installation, service and repair of the Company devices. The Company also markets and sells, under the WeatherEye brand name, a line of modular products designed to automatically engage and adjust the headlights and taillights of automobiles depending upon weather and sunlight conditions.